Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF OHIO

IN RE THE WENDY’S COMPANY	)	CASE NO: 1:16-cv-01153-TSB
SHAREHOLDER DERIVATIVE	)	JUDGE TIMOTHY S. BLACK
ACTION	)
)

TO:	ALL CURRENT RECORD HOLDERS AND BENEFICIAL OWNERS OF COMMON STOCK OF THE WENDY’S COMPANY (“WENDY’S”) AS OF FEBRUARY 14, 2019

PLEASE READ THIS SUMMARY NOTICE CAREFULLY AND IN ITS ENTIRETY AS YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE LITIGATION.

YOU ARE HEREBY NOTIFIED that the above-captioned consolidated shareholder derivative action (the “Action”), is being settled on the terms set forth in the Stipulation and Agreement of Settlement dated February 14, 2019 (the “Stipulation”). The Stipulation additionally settles and releases any claims that have been brought or may or could arise out of a Demand on Wendy’s Board arising out of the Data Breach at certain franchisee-owned Wendy’s restaurants. This Summary Notice is provided by order of the United States District Court for the Southern District of Ohio (the “Court”).

The Action alleges claims against each of the Individual Defendants1 for breach of fiduciary duty. Pursuant to the terms of the Settlement set forth in the Stipulation, Wendy’s agrees to adopt and/or maintain certain Measures within thirty (30) days of issuance of the Order and Final Judgment. The Measures shall be maintained for at least three (3) years following the issuance of the Order and Final Judgment, subject to certain terms and conditions set forth in the Stipulation. The Defendants also agreed to cause an award of attorneys’ fees and expenses to be paid to Shareholders’ Counsel in the total amount of $950,000 (the “Fee Award”), subject to approval of the Court. Certain Shareholders in the Action and who made the Demand may petition the Court for an incentive award of up to $2,500 each (the “Incentive Awards”), which, subject to Court approval, shall be paid from the Fee Award. Defendants have denied and continue to deny each and all of the claims and allegations of wrongdoing asserted in the Action. This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation.2

1 Unless otherwise defined, all capitalized terms used herein shall have the meanings set forth in the Stipulation.

2 A copy of the Stipulation has been filed with the Court and may also be viewed on the Investor Relations portion of the Wendy’s website.

On Thursday, September 2, 2021, 2021, at 10:00 a.m., a hearing (the “Settlement Hearing”) will be conducted virtually by videoconference and teleconference by the United States District Court for the Southern District of Ohio. Counsel of record, and timely objectors, will receive a video conference invite at the email registered in CM/ECF. Non-participants may join the hearing via teleconference by calling: 1 (517) 317-3122; Access Code: 854-573-445. The teleconference dial-in information will be published in the Investor Relations section of the Company’s website www.irwendys.com, at least seven (7) days before the hearing. The Court may, in its discretion, change the date and/or time of the hearing without further notice to you. If you intend to attend the hearing, please consult the above website for any change in date, time, or format of the hearing. This Settlement Hearing is to determine whether the proposed Settlement on the terms and conditions provided for in the Stipulation is fair, reasonable, and adequate and should be approved; hear and rule on any objections thereto; determine whether the Order and Final Judgment should be entered; determine the amount of fees and expenses that should be awarded to Shareholders’ Counsel; and determine the amount of any Incentive Award to be paid to Shareholders.3

This Summary Notice provides a condensed overview of certain provisions of the Stipulation and the full Notice of Proposed Settlement (the “Notice”). It is not a complete statement of the events of the Action or the Demand, or the terms set forth in the Stipulation. For additional information about the claims asserted in the Action, the allegations raised in the Demand, and the terms of the proposed Settlement, you may inspect the Stipulation and other papers filed in the Action at the U.S. District Court Clerk’s office at any time during regular business hours. In addition, copies of the Stipulation and the Notice are available on the Investor Relations section of the Company’s website. Inquiries regarding the proposed Settlement also may be made to counsel for the Plaintiff Graham: Nina M. Varindani, Faruqi & Faruqi, LLP, 685 3rd Avenue, 26th Floor, New York, New York 10017, (212) 983-9330; Richard S. Wayne, Strauss Troy, 150 E. Fourth Street, Cincinnati, OH 45202-4018, (513) 621-2120.

You may enter an appearance before the Court, at your own expense, individually or through counsel of your choice. If you want to object at the Settlement Hearing, you must be a Current Wendy’s Stockholder and you must first comply with the procedures for objecting, which are set forth in the Stipulation and its accompanying exhibits, including the Notice. Any objection to any aspect of the Settlement must be filed with the Clerk of the Court no later than August 12, 2021 [21 days before the Settlement Hearing], in accordance with the procedures set forth in the Stipulation and the Notice. Any objection may not exceed twenty-five (25) pages in length. Any Current Wendy’s Stockholder who fails to object in accordance with such procedures will be bound by the Order and Final Judgment of the Court granting final approval to the Settlement and the releases of claims therein, and shall be deemed to have waived the right to object (including the right to appeal) and forever shall be barred, in this proceeding or in any other proceeding, from raising such objection.

PLEASE DO NOT CONTACT THE COURT OR THE CLERK’S OFFICE REGARDING THIS SUMMARY NOTICE.

3 Under the terms of the Stipulation, the maximum amount of aggregate fees and expenses that will be sought by Shareholders’ Counsel is $950,000.

2